Exhibit 99.1

News

BJ’s Wholesale Club, Inc. • One Mercer Road • P.O. Box 9601 • Natick, MA 01760-9601

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney 508-651-6650 cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES THIRD QUARTER EPS OF $.41

Company Expects to Report Earnings for 2005 in the Range of $1.85 -$1.89

November 15, 2005, Natick, MA—BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the third quarter of 2005 of $27.8 million, or $.41 per diluted share. These results included pre-tax income of $3.1 million ($1.9 million post-tax), or $.03 per diluted share, from a VISA/MasterCard antitrust class action litigation settlement and expense of $.02 per diluted share for uninsured losses related to hurricane Wilma.

The Company also announced that it expects to report earnings for fiscal 2005 in the range of $1.85 to $1.89 per diluted share, including the above-mentioned income of $3.1 million, or $.03 per diluted share, from the VISA/MasterCard litigation settlement. The Company’s previous guidance for fiscal 2005 was for earnings in the range of $1.85 to $1.91 per diluted share.

For the third quarter of 2004, the Company reported net income of $23.2 million, or $.33 per diluted share. These results included, on a per diluted share basis, income of $.04 and expense of $.03 for unusual items as described in the table below. Results also included $.01 per diluted share of expense for uninsured losses related to hurricane damage.

Adjusting for the VISA/MasterCard litigation settlement income in the third quarter of 2005 and for unusual income and expense items in 2004, adjusted net income would have been $.38 per diluted share for the third quarter of 2005 compared to $.32 per diluted share for the third quarter of 2004, an increase of approximately 19%. A full reconciliation of unusual income and expense items for the third quarters of 2005 and 2004 is presented below. (Columns may not add precisely to totals due to rounding.)

Reconciliation of unusual (income) and expense items	Q-3 2005		Q-3 2004
(Dollars in millions except per share amounts)	$	Diluted EPS	$	Diluted EPS
Reported net income	$27.8	$.41	$23.2	$.33
Post tax adjustments:
VISA/MC Settlement	(1.9)	(.03)	—	—
House2Home adjustments	(0.1)	—	(3.1)	(.04)
Closed store lease obligations	—	—	1.7	.02
Credit card provision	—	—	0.6	.01
Adjusted net income	$25.9	$.38	$22.5	$.32

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BJ’s Wholesale Club

November 15, 2005

For the first nine months of 2005, net income was $76.9 million, or $1.11 per diluted share. In addition to the unusual income from the VISA/MasterCard litigation settlement in the third quarter, these amounts included, on a per diluted share basis, income of $.04 and expense of $.03 for unusual items. For the first nine months of 2004, the Company reported net income of $67.4 million, or $.96 per diluted share. In addition to the unusual income and expense items for the third quarter of 2004, these results included, on a per diluted share basis, income of $.06 and expense of $.05 for unusual items.

Adjusting for unusual income and expense items in both years, adjusted net income would have been $1.07 per diluted share for the first nine months of 2005 compared to $.94 per diluted share for the first nine months of 2004, an increase of approximately 14%. A full reconciliation of unusual income and expense items for the first nine months of 2005 and 2004 is presented below. (Columns may not add precisely to totals due to rounding.)

Reconciliation of unusual (income) and expense items	Q-3 YTD 2005		Q-3 YTD 2004
(Dollars in millions except per share amounts)	$	Diluted EPS	$	Diluted EPS
Reported net income	$76.9	$1.11	$67.4	$.96
Post tax adjustments:
VISA/MC Settlement	(1.9)	(.03)	—	—
House2Home adjustments	(3.0)	(.04)	(6.1)	(.09)
Closed store lease obligations	—	—	1.7	.02
Credit card provision	1.8	.03	4.2	.06
Recovery of health insurance overcharges	—	—	(1.4)	(.02)
Adjusted net income	$73.8	$1.07	$65.7	$.94

Net sales for the third quarter of 2005 increased by 9.3% and comparable club sales increased by 4.1%, including a contribution from sales of gasoline of 3.3%. For the first nine months of fiscal 2005, net sales increased by 8.9% and comparable club sales increased by 4.3%, including a contribution from sales of gasoline of 1.5%

Conference Call on Third Quarter Financial Results

As previously announced, BJ’s management will hold a conference call to discuss third quarter financial results and the outlook for the fourth quarter today at 8:30 a.m. Eastern Time. To access the webcast visit: www.bjsinvestor.com/medialist.cfm. Replays will be available at the same web address for approximately ninety days following the call.

Non-GAAP Measures

This press release includes the non-GAAP financial measure of adjusted net income. Management uses this non-GAAP measure internally in reviewing the Company’s performance and believes that the presentation of adjusted net income aids investors’ understanding of historical and expected financial results and in the

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BJ’s Wholesale Club

November 15, 2005

comparability of financial information from period to period. Specifically, management believes that the income received from settlement of the VISA/MasterCard class action matter and the health insurance overcharge matter relate to claims outside the ordinary course of the Company’s business and that such income will not recur, that the adjustments relating to House2Home result from particular arrangements put in place as part of the Company’s 1997 spin-off and are not indicative of the Company’s ongoing operations, that the closed store lease obligations relate to the implementation of strategic initiatives in 2002 that were not in the ordinary course of business and that the credit card provisions relate to a specific event that is not reasonably likely to recur. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.

Forward Looking Statements

Statements contained in this press release about expected earnings and all other statements that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, and competitive conditions, credit and debit card claims, and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 29, 2005 and subsequent reports on Form 10-Q. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded into a leading warehouse chain in the eastern United States. At the end of the third quarter, BJ’s operated 161 clubs, including two ProFoods Restaurant Supply clubs, and 86 gas stations in 16 states. BJ’s press releases and filings with the Securities and Exchange Commission are available on the Internet at www.bjs.com.

- See Attached Financial Tables -

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2005	2004	2005	2004
Net sales	$1,922,181	$1,758,215	$5,672,563	$5,209,161
Membership fees and other	42,147	39,472	123,853	114,419

Total revenues	1,964,328	1,797,687	5,796,416	5,323,580

Cost of sales, including buying and occupancy costs	1,769,009	1,619,080	5,221,468	4,809,439
Selling, general and administrative expenses	149,617	139,014	448,493	399,456
Provision for credit card claims	—	1,000	3,000	7,000
Preopening expenses	381	3,022	3,428	4,961

Operating income	45,321	35,571	120,027	102,724
Interest income, net	675	216	1,522	235
Gain on contingent lease obligations	107	5,090	4,384	9,424

Income from continuing operations before income taxes	46,103	40,877	125,933	112,383
Provision for income taxes	18,211	15,799	48,808	42,926

Income from continuing operations	27,892	25,078	77,125	69,457
Loss from discontinued operations, net of income tax benefit	(77)	(1,839)	(234)	(2,101)

Net income	$27,815	$23,239	$76,891	$67,356

Basic earnings per common share:
Income from continuing operations	$0.41	$0.36	$1.13	$1.00
Loss from discontinued operations	—	(0.03)	(0.01)	(0.03)

Net income	$0.41	$0.33	$1.12	$0.97

Diluted earnings per common share:
Income from continuing operations	$0.41	$0.36	$1.12	$0.99
Loss from discontinued operations	—	(0.03)	(0.01)	(0.03)

Net income	$0.41	$0.33	$1.11	$0.96

Number of common shares for earnings per share computations:
Basic	67,951,623	69,548,902	68,371,811	69,630,716
Diluted	68,512,317	70,086,276	69,094,823	70,128,656
Clubs in operation—end of period	161	154

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	October 29,	October 30,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$90,011	$37,988
Marketable securities	—	68,100
Accounts receivable	94,847	80,788
Merchandise inventories	867,655	804,418
Current deferred income taxes	22,129	17,612
Prepaid expenses	15,312	18,874

Total current assets	1,089,954	1,027,780
Property, net of depreciation	805,440	787,919
Other assets	23,182	22,918

TOTAL ASSETS	$1,918,576	$1,838,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$452	$421
Accounts payable	572,000	580,939
Closed store lease obligations	959	9,269
Accrued expenses and other current liabilities	259,805	223,017

Total current liabilities	833,216	813,646
Long-term debt, less portion due within one year	2,855	3,306
Noncurrent closed store lease obligations	8,351	9,128
Other noncurrent liabilities	73,888	64,861
Deferred income taxes	29,177	43,310
Stockholders’ equity	971,089	904,366

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,918,576	$1,838,617

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirty-Nine Weeks Ended
	October 29,	October 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$76,891	$67,356
Provision for credit card claims	3,000	7,000
Gain on contingent lease obligations	—	(2,458)
Provision for store closing costs	390	3,502
Depreciation and amortization	78,470	73,376
Deferred income taxes	315	10,856
Increase in merchandise inventories, net of accounts payable	(60,549)	(3,019)
Decrease in closed store lease obligations	(7,071)	(4,558)
Other	(14,443)	1,286

Net cash provided by operating activities	77,003	153,341

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(78,347)	(89,104)
Property disposals	51	470
Purchase of marketable securities	(95,825)	(760,660)
Sale of marketable securities	120,625	692,560

Net cash used in investing activities	(53,496)	(156,734)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(318)	(298)
Purchase of treasury stock	(65,218)	(28,031)
Proceeds from issuance of common stock	15,191	9,076
Changes in book overdrafts	(8,709)	(18,086)

Net cash used in financing activities	(59,054)	(37,339)

Net decrease in cash and cash equivalents	$(35,547)	$(40,732)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In connection with a settlement reached in the VISA/MasterCard antitrust class action litigation, the Company is entitled to a portion of the settlement fund that will be distributed to class members. Pursuant to information contained in the settlement offer, the Company recorded an estimated pretax recovery of $3.1 million ($1.9 million post-tax, or $.03 per diluted share). This income was recorded as a credit to selling, general and administrative expenses in this year’s third quarter.

2.	In the first nine months of this fiscal year, the Company recorded pretax charges of $3.0 million ($1.8 million post-tax, or $.03 per diluted share) to increase its reserve for claims seeking reimbursement for fraudulent credit and debit card charges and the cost of replacing cards, monitoring expenses and related fees and expenses. These charges were recorded in the first quarter.

In the first nine months of last year, the Company recorded pretax charges of $7.0 million ($4.2 million post-tax, or $.06 per diluted share) in connection with this matter. Last year’s year-to-date results included a third quarter pretax charge of $1.0 million ($0.6 million post-tax, or $.01 per diluted share).

3.	During this year’s first nine months, the Company received pretax recoveries of House2Home bankruptcy claims totaling $4.4 million, which are included in gain on contingent lease obligations. On a post-tax basis, these gains were $3.0 million, or $.04 per diluted share. This year’s results included pretax recoveries of $107,000 ($65,000 post-tax) in the third quarter.

In the first nine months of last year, the Company received pretax recoveries of House2Home bankruptcy claims totaling $7.0 million, including $2.5 million in the third quarter. On a post-tax basis, these gains were $1.5 million, or $.02 per diluted share, in the third quarter, and $4.6 million, or $.06 per diluted share, year-to-date.

4.	In last year’s third quarter, the Company recorded a pretax credit of $2.7 million ($1.6 million post-tax, or $.02 per diluted share) to reduce its reserve for House2Home contingent lease obligations.

5.	In last year’s third quarter, the Company recorded a pretax charge of $2.9 million ($1.7 million post-tax, or $.02 per diluted share) to increase its reserve for BJ’s closed club obligations.

6.	During last year’s first quarter, the Company received a settlement of medical claims overcharges from a former plan administrator of $2.3 million ($1.4 million post-tax, or $.02 per diluted share).

7.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.